Exhibit 99 (k)(6)

EXECUTION COPY

ARDEN SAGE MULTI-STRATEGY INSTITUTIONAL FUND, L.L.C.
AMENDED AND RESTATED EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

THIS AMENDED AND RESTATED EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT is made as of the 1st day of January, 2012, by and between Arden Sage Multi-Strategy Institutional Fund, L.L.C., a Delaware limited liability company (the "Fund"), and Arden Asset Management LLC, a Delaware limited liability company ("Arden"):

W I T N E S S E T H:

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a non-diversified, closed-end, management investment company; and

WHEREAS, Arden serves as the investment adviser of the Fund and Arden Sage Multi-Strategy Master Fund, L.L.C. (the "Master Fund") pursuant to agreements between Arden and each of the Fund and the Master Fund, each dated as of October 1, 2011 (together, the "Investment Advisory Agreements");

NOW, THEREFORE, the parties hereto agree as follows:

1.            Arden (or an affiliate thereof) agrees to waive the fees payable to it under the Investment Advisory Agreements (the "Investment Advisory Fees") or to pay or absorb the ordinary operating expenses of the Fund (excluding interest, brokerage commissions and extraordinary expenses of the Fund but including the Fund's portion of the Investment Advisory Fees and other expenses charged by the Master Fund) ("Operating Expenses"), accrued on or after the date hereof, that exceed 1.40% per annum (with respect to the fiscal year ending March 31, 2012, pro rated for that portion of such fiscal year beginning on the Effective Date) of the average monthly net assets attributable to interests in the Fund (the "Expense Limitation").

2.            This Agreement will remain in effect until terminated by the Fund.  The Fund may terminate this Agreement upon 30 days' written notice to Arden.  This Agreement will terminate automatically upon the termination of the Fund's Investment Advisory Agreement unless a new Investment Advisory Agreement with Arden (or an affiliate of Arden) to replace the terminated agreement becomes effective upon such termination.

3.            The Fund agrees to carry forward for a period not to exceed three (3) years from the end of the fiscal year in which an expense is incurred by Arden any Operating Expenses in excess of the Expense Limitation that are paid or assumed by Arden (or an affiliate of Arden) pursuant to this Agreement ("Excess Operating Expenses") and to reimburse Arden (or an affiliate of Arden) in the amount of such Excess Operating Expenses as set forth herein.  Such reimbursement will be made as promptly as possible, but only to the extent it does not cause the Operating Expenses for any year to exceed the Expense Limitation in effect at the time the expense was waived, paid or absorbed.  This Agreement shall terminate in the event Arden or any affiliate of Arden terminates the Investment Advisory Agreements without the consent of the Fund (other than a termination resulting from an "assignment," as defined by the 1940 Act and the rules thereunder, of the Investment Advisory Agreements).  If this Agreement is terminated by the Fund or if this Agreement terminates because the Fund terminates or fails to renew for any additional term its Investment Advisory Agreement, the Fund agrees to reimburse any remaining Excess Operating Expenses not previously reimbursed, such reimbursement to be made to Arden not later than 30 days after the termination of this Agreement and without regard to the Expense Limitation.

4.            This Agreement shall be construed in accordance with the laws of the state of New York and the applicable provisions of the 1940 Act.  To the extent the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

5.            This Agreement constitutes the entire agreement between the parties hereto with respect to the matters described herein.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

ARDEN SAGE MULTI-STRATEGY INSTITUTIONAL FUND, L.L.C.

By:	/s/ Craig Krawiec
Name:	Craig Krawiec
Title:	Manager and Chief Executive Officer

ARDEN ASSET MANAGEMENT LLC

By:	/s/ Andrew Katz
Name:	Andrew Katz
Title:	Authorized Signatory